September 18, 2020

Nuveen Municipal Income Fund, Inc.

333 West Wacker Drive

Chicago, IL 60606

Re.:	Nuveen Municipal Income Fund, Inc. (File No. 333-237289)

Ladies and Gentlemen:

We hereby consent to references to our firm under the caption “Legal Opinions” in Pre-Effective Amendment No.1 under the Securities Act of 1933 to the Registration Statement of Nuveen Municipal Income Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

JVH

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